                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
U.S. Foodservice:

We consent to incorporation by reference in this registration statement on Form S-3 of U.S. Foodservice of our report dated August 16, 1999, with respect to the consolidated balance sheets of U.S. Foodservice and Subsidiaries as of June 27, 1998 and July 3, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 3, 1999, which report appears in the Form 10-K of U.S. Foodservice for the year ended July 3, 1999 and to the reference to our firm under the heading "Experts" in such registration statement.

/s/ KPMG LLP

Baltimore, Maryland

March 13, 2000